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                                                                    Exhibit 99.1

                              RADIANT SYSTEMS, INC.
                             3925 Brookside Parkway
                            Alpharetta, Georgia 30022

               LETTER TO COMMISSION PURSUANT TO TEMPORARY NOTE 3T

                                 March 28, 2002

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Ladies and Gentlemen:

Pursuant to Temporary Note 3T to Article 3 of Regulation S-X, Radiant Systems, Inc. has obtained a letter of representation from Arthur Andersen LLP stating that the December 31, 2001 audit was subject to their quality control system for the U.S. accounting and auditing practice to provide reasonable assurance that the engagement was conducted in compliance with professional standards, that there was appropriate continuity of Arthur Andersen LLP personnel working on the audit, availability of national office consultation. Availability of personnel at foreign affiliates of Arthur Andersen is not relevant to this audit.

Very truly yours,

Radiant Systems, Inc.


/s/ John H. Heyman
---------------------------------
John H. Heyman, Co-Chief Executive Officer and Chief Financial Officer